Exhibit 99.1

Contact:

Debbie Zeineddine	Terry McGovern/Bill Arnold
Molecular Imaging Corporation	Crosslink Financial Communications
Phone: (619) 226-6738	Phone: (415) 924-9900
Email: dzeineddine@molecularimagingcorp.com	tmcgovern@crosslinkfinancial.com

MOLECULAR IMAGING CORPORATION ANNOUNCES RESULTS FOR SECOND FISCAL QUARTER ENDED DECEMBER 31, 2003

SAN DIEGO, February 18, 2004—Molecular Imaging Corporation (“MLRI” or the “Company”) (OTC BB: MLRI), a leading provider of Molecular Imaging (MI) announced unaudited results for the Company’s Second Fiscal quarter, for the three months ended December 31, 2003.

The Company reported service revenues for the three months ended December 31, 2003 of $5,590,815 compared to service revenues for the three months ended December 31, 2002 of $5,059,366, an increase of approximately 10.5%. Service revenues for the six months ended December 31, 2003 were $11,215,052 compared to service revenue for the six months ended December 31, 2002 of $9,611,695, an increase of approximately 16.7%.

Gross profit for the three months quarter ended December 31, 2003 was $2,099,664 compared to gross profit for the three months ended December 31, 2002 of $1,997,057. This relatively sustained level in the gross profit was due to the increase in depreciation expenses, mainly attributable to the delivery and deployment of the Company’s first state-of-the-art, combined mobile PET/CT unit in the Northeast United States, plus the two stationary facilities opened during the year in San Diego and St. Petersburg, Florida. Gross profit for the six months ended December 31, 2003 was $4,251,883 compared to the gross profit for the six months ended December 31, 2002 of $3,490,108, an increase of 21.8%. The increase in the gross profit was primarily due to a decrease in personnel costs, as well as a decrease in equipment rental and repairs and maintenance costs.

Selling and marketing expense for the three months ended December 31, 2003 increased from $465,692 for the three months ended December 31, 2002 to $695,969 for the three months ended December 31, 2003. The increase was due mainly to a reduction in co-op marketing credits made available from equipment manufacturers based on our decreased equipment purchases last year. Selling and marketing costs increased from $968,033 for the six months ended December 31, 2002 to $1,078,363 for the six months ended December 31, 2003. The increase was due mainly to the reduction in the co-op marketing credits realized from equipment purchases.

General and administrative expenses increased from $1,474,804 for the three months ended December 31, 2002 to $2,002,238 for the three months ended December 31, 2003. The increase was due mainly to costs associated with the Company’s new Independent Diagnostic Imaging Center operated in conjunction with the University of California, San Diego, additional costs associated with the new stationary sites, an increase in doubtful accounts and insurance costs, and a deposit write-off. The increases were partially offset by savings in accounting and administrative salaries. General and administrative expenses increased from $2,957,031 for the six months of December 31, 2002 to $3,502,837 for the six months ended December 31, 2003. The reasons for the increase were the same as described above for the three months ended December 31, 2003.

Net loss from continuing operations for the three months ended December 31, 2003 was ($1,431,140) or ($.02) per share compared to ($382,284) or ($.01) per share for the three-month period ended December 31, 2002. Net loss from continuing operations for the six months ended December 31, 2003 was ($1,839,189) or ($.03) per share compared to a net loss of ($1,204,258) or ($.02) per share for the six-month period ended December 31, 2002.

Paul J. Crowe, Molecular Imaging Corporation’s President and Chief Executive Officer, stated,

“The Company’s near term goals are focused to correct revenue performance by managing our operating overheads, focusing the sales organization to increase same store sales on a unit-by-unit basis, increase our collection efforts to reduce interest expense on borrowings and by restructuring equipment debt in an attempt to get to cash flow breakeven. We fell behind with some equipment lease payments and vendor payables; and are we are working to restructure future lease payments in order to allow us to meet our obligations until revenues increase and we close an equity financing. During the first half of the fiscal year the Company also achieved significant milestones, which include the signing of our Strategic Alliance with Siemens Medical Solutions, the delivery and deployment of our first combined mobile PET/CT unit, and the opening of a new Independent Diagnostic Imaging Center. This Center, which is operated in conjunction with The University of California, San Diego, Medical Center, includes our first Cyclotron, which will allow the Company to vertically integrate its operations, creating cost savings as well as a new market center for the production and distribution of radio pharmaceuticals used in molecular imaging procedures,”

During the second fiscal quarter, we signed a cooperative marketing agreement with MedLink Healthcare Networks, Inc., which is one of the nation’s leading Diagnostic Radiology Imaging managed healthcare service organization with 1,700 contracted facilities in 41 states. That agreement, combined with our recently signed five-year strategic alliance agreement with Siemens Medical Solutions, one of the largest suppliers to the healthcare industry in the world, positions our Company well as a nationally recognized organization in the healthcare sector.

Crowe concluded, “The Company continues to focus on building a profitable business from continuing operations and gaining share in key markets throughout the United States, as well as investing, identifying and capturing strategic opportunities to strengthen our position as a leading national provider of molecular imaging services.”

About Molecular Imaging Corporation

Molecular Imaging Corporation (www.molecularimagingcorp.com) is a leading national provider of molecular imaging (MI) services to the healthcare industry. MI is a powerful information-based procedure used to diagnose, monitor and assess disease severity for many cancers, cardiovascular disease and neurological disorders. The Company operates 20 mobile and permanent imaging sites for hospitals, medical centers and physician offices across the U.S. The Company’s clinical web site, www.PETadvances.com addresses questions about the various cancers and how molecular imaging can assist and benefit physicians and their patients.

Molecular Imaging (MI) is a medical imaging procedure that displays metabolic and functional characteristics of disease. Other conventional imaging procedures such as X-Ray, Computed Tomography (CT), Diagnostic Ultrasound and Magnetic Resonance Imaging (MRI) systems provide physicians with anatomical information. Because diseases like cancer, cardiac and neurological disorders often exhibit altered metabolism before the anatomy is changed, MI helps physicians effectively detect and stage these problems at their earliest stages. That information helps define and guide appropriate treatment options, which can eliminate redundant testing, hospitalization, or non-beneficial therapies.

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

(###)